Hamilton Lane Board Elects Vann Graves as New Independent Director
Bala Cynwyd, Penn. – March 4, 2021 – Leading private markets investment management firm Hamilton Lane (NASDAQ: HLNE) announced today that its Board of Directors has elected Vann Graves as a new independent director, effective immediately. Graves’s appointment increases the size of the Board to seven directors, four of whom are independent directors.
Mario Giannini, Hamilton Lane CEO and Board Member, commented: “We are thrilled to welcome Vann to the HLNE Board. As Hamilton Lane continues to expand and evolve, Vann brings invaluable experience from decades of working with some of the world’s leading global brands. Throughout his career, he has put a high value on collaboration and commitment to support innovation, diversity and high-quality creative work, and we’re fortunate to have his guidance and expertise.”
Graves brings almost 30 years of creative and executive leadership experience to the HLNE Board. Since 2018, he has served as Executive Director of the Brandcenter at Virginia Commonwealth University (“VCU”), a master's program for advertising, branding and creative problem-solving that is part of the VCU School of Business. Prior to joining the Brandcenter, he served as CCO at the advertising agency of J. Walter Thompson, Atlanta, from 2016 to 2018; EVP, Global Executive Creative Director and Group Creative Director at the advertising agency, McCann Worldgroup, from 2009 to 2015; Chief Creative Officer at the multicultural marketing and advertising agency, Uniworld Group, from 2007 to 2009; VP, Creative Director at the advertising agency, BBDO New York, from 1993 to 2007; and, in 2015, he was a CoFounder at FL+G, a full-service branding agency in Denver, Colorado. Graves is also a veteran of the United States Army, Reserve Component.
"Hamilton Lane is a highly respected firm and leader within the private markets. I am excited to be joining the Board and look forward to bringing to bear my experience working with world-class companies as Hamilton Lane continues to expand its global presence and product mix,” said Graves.
In addition to time spent on the Ad Council’s Creative Review Committee and One Club for Creativity’s AdVersity Board, he currently sits on the boards for Virginia Public Media, 4A’s Foundation and The 3% Movement.
A Fulbright scholar, he received a Bachelor of Business Administration from Howard University, a Master of Science in Communications Design from the Pratt Institute, a Master of Liberal Arts from Harvard University and a doctoral candidate in Higher Education Management from the University of Pennsylvania.
About Hamilton Lane
Hamilton Lane (NASDAQ: HLNE) is a leading private markets investment management firm providing innovative solutions to sophisticated investors around the world. Dedicated exclusively to private markets investing for 29 years, the firm currently employs more than 440 professionals operating in offices throughout North America, Europe, Asia Pacific and the Middle East. Hamilton Lane has approximately $657 billion in assets under management and supervision, composed of approximately $76 billion in discretionary assets and approximately $581 billion in advisory assets, as of December 31, 2020. Hamilton Lane specializes in building flexible investment programs that provide clients access to the full spectrum of private markets strategies, sectors and geographies. For more information, please visit www.hamiltonlane.com or follow Hamilton Lane on Twitter: @hamilton_lane.
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